Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
May 25, 2022	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
Bird Global, Inc.	Hamburg	Shanghai
392 NE 191st Street #20388	Hong Kong	Silicon Valley
Miami, Florida 33179	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re: Bird Global, Inc. – Registration Statement on Form S-1

To the addressees set forth above:

We have acted as special counsel to Bird Global, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale from time to time, in each case, by the selling securityholder named in the Registration Statement (the “Selling Securityholder”) of (i) 74,401 outstanding shares (the “First Installment Commitment Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) that were issued to the Selling Securityholder by the Company as consideration for the Selling Stockholder’s commitment to purchase shares of Class A Common Stock pursuant to that certain Standby Equity Purchase Agreement, dated as of May 12, 2022, by and between the Company and the Selling Securityholder (the “Purchase Agreement”), (ii) 144,802 shares of Class A Common Stock (the “Remaining Installment Commitment Shares”) that may be issued to the Selling Stockholder as consideration for the Selling Stockholder’s commitment to purchase shares of Class A Common Stock pursuant to the Purchase Agreement and (iii) 55,000,000 shares of Class A Common Stock (the “Advance Shares” and, together with the First Installment Commitment Shares and the Remaining Installment Commitment Shares, the “Shares”) that may be issued and sold to the Selling Stockholder from time to time by the Company pursuant to the Purchase Agreement. The term “Shares” shall include any additional shares of Class A Common Stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the transactions contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the offer and sale of the Shares.

May 25, 2022

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The First Installment Commitment Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.

When the Remaining Installment Commitment Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Securityholder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Purchase Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Remaining Installment Commitment Shares will be validly issued, fully paid and nonassessable.

3.

When the Advance Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Securityholder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Purchase Agreement, the issuance and sale of the Advance Shares will have been duly authorized by all necessary corporate action of the Company, and the Advance Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that certain terms of the Advance Shares to be issued by the Company from time to time will be authorized and approved by the Company’s board of directors (the “Board”) or one or more committees thereof established by the Board or other person or body designated by the Board having the authority to issue and sell Advance Shares pursuant to the Purchase Agreement in accordance with the DGCL, the Certificate of Incorporation, the by-laws of the Company and certain resolutions of the Board and one or more committees thereof.

In rendering the foregoing opinions, we have assumed that (i) the Company complied or will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issuance of any of the Remaining Installment Commitment Shares or Advance Shares, the total number of shares of Class A Common Stock issued and outstanding will not exceed the total number of shares of Class A Common Stock that the Company is then authorized to issue under its certificate of incorporation.

May 25, 2022

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP